Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Golden Metropolis International Limited:

We consent to the inclusion in the foregoing Registration Statement of Golden Metropolis International Limited and its subsidiaries (collectively the “Company”) on Amendment No. 4 to Form F-1 of our report dated on August 1, 2018, relating to our audits of the accompanying consolidated balance sheets of Golden Metropolis International Limited and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for the years ended December 31, 2017 and 2016.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 28, 2018